Exhibit 2

Office of the Auditor General

Nova Scotia

1888 Brunswick Street, Suite 302
Halifax, Nova Scotia
B3J 3J8 Canada

902•424•5907 tel
902•424•4350 fax
www.oag-ns.ca

AUDITOR'S REPORT

To the Members of the Legislative Assembly of Nova Scotia

I have audited the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2010 and the consolidated statements of operations and accumulated deficits, change in net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2010 and the results of its operations, changes in net direct debt and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.

Jacques R. Lapointe, CA
Auditor General

Halifax, Nova Scotia
June 30, 2010

Consolidated Financial Statements
Statement 1
Consolidated Statement of Financial Position
As at March 31, 2010
($ thousands)

		2009
	2010	(as restated)

Financial Assets
Cash and Short-Term Investments (Note 3)	781,442	968,806
Accounts Receivable and Advances	938,404	866,679
Inventories for Resale	3,824	3,851
Loans Receivable (Schedule 3)	1,639,249	1,304,299
Investments (Schedule 3)	63,314	51,408
Investment in Government Business Enterprises (Schedule 6)	52,728	40,520

	3,478,961	3,235,563

Liabilities
Bank Advances and Short-Term Borrowings	442,573	613,866
Accounts Payable and Accrued Liabilities	1,603,756	1,498,846
Deferred Revenue (Note 4)	669,077	922,355
Accrued Interest	198,189	205,923
Unmatured Debt of Governmental Units (Schedule 4)	11,372,026	10,224,246
Unamortized Foreign Exchange Translation Gains, Premiums and Discounts	172,227	221,614
Federal Equalization Repayable Loan (Note 6)	72,193	84,225
Pension, Retirement and Other Obligations (Note 7)	1,967,476	1,782,727

	16,497,517	15,553,802

Net Direct Debt	(13,018,556)	(12,318,239)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	4,522,719	4,070,380
Inventories of Supplies	62,430	56,504
Prepaid Expenses	30,623	30,495

	4,615,772	4,157,379

Accumulated Deficits	(8,402,784)	(8,160,860)

Trust Funds under Administration (Note 8)	3,639,510	3,061,481

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Subsequent Events (Note 13)
Comparative Figures (Note 14)
The accompanying notes and schedules are an integral part of these Financial Statements

Public Accounts Volume 1 — Financial Statements
Statement 2
Consolidated Statement of Operations and Accumulated Deficits
For the fiscal year ended March 31, 2010
($ thousands)

			Actual
	Estimate	Actual	2009
	2010	2010	(as restated)

Revenue (Schedule 1)
Provincial Sources	4,295,208	4,849,920	4,951,010
Federal Sources	3,115,169	3,184,368	2,956,451
Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements	—	48,234	61,534
Other Revenue	1,212,472	736,224	750,782
Sinking Fund and Public Debt Retirement Fund Earnings	91,623	92,188	116,384

Total Revenue	8,714,472	8,910,934	8,836,161

Expenses (Schedule 2)
Agriculture	64,094	71,321	67,239
Community Services	1,020,009	941,186	906,088
Economic and Rural Development	116,674	128,824	139,392
Education	1,614,084	1,654,183	1,630,696
Assistance to Universities	455,802	450,359	485,468
Energy	44,920	31,282	38,789
Environment	94,134	82,588	72,852
Finance	47,802	62,943	57,913
Fisheries and Aquaculture	11,350	8,930	7,571
Health	3,530,898	3,557,162	3,418,279
Health Promotion and Protection	52,345	43,695	41,573
Justice	281,523	276,187	261,779
Labour and Workforce Development	142,755	127,268	57,513
Natural Resources	94,315	93,949	92,659
Public Service	190,675	173,102	157,106
Seniors	1,957	1,903	1,693
Service Nova Scotia and Municipal Relations	301,869	278,499	244,591
Tourism, Culture and Heritage	65,950	63,793	63,404
Transportation and Infrastructure Renewal	375,323	378,834	381,475
Restructuring Costs	178,817	133,967	72,208
Pension Valuation Adjustment	88,990	86,410	85,066
Gain on Disposal of Crown Assets	—	(14,943)	(1,076)
Debt Servicing Costs (Note 10)	889,076	880,147	887,490

Total Expenses (Note 9)	9,663,362	9,511,589	9,169,768

Deficit from Governmental Units	(948,890)	(600,655)	(333,607)
Net Income from Government Business Enterprises (Schedule 6)	356,797	358,731	359,580

Provincial Surplus (Deficit)	(592,093)	(241,924)	25,973

Accumulated Deficits, Beginning of Year
As Previously Reported		(8,167,132)	(8,186,833)
Accounting Changes (Note 2)		6,272	—

As Restated		(8,160,860)	(8,186,833)

Accumulated Deficits, End of Year		(8,402,784)	(8,160,860)

The accompanying notes and schedules are an integral part of these Financial Statements

Consolidated Financial Statements
Statement 3
Consolidated Statement of Change in Net Direct Debt
For the fiscal year ended March 31, 2010
($ thousands)

			Actual
	Estimate	Actual	2009
	2010	2010	(as restated)

Net Direct Debt, Beginning of Year
As Previously Reported	(12,318,239)	(12,323,508)	(12,114,763)
Accounting Changes (Note 2)	—	5,269	(1,283)

As Restated	(12,318,239)	(12,318,239)	(12,116,046)

Changes in the Year*
Provincial Surplus (Deficit)	(592,093)	(241,924)	25,973
Acquisition of Tangible Capital Assets	(674,194)	(774,988)	(503,627)
Amortization of Tangible Capital Assets	218,874	312,578	280,864
Disposals and Adjustments to Tangible Capital Assets	—	10,071	3,727
Increase in Inventories of Supplies	—	(5,926)	(4,473)
Increase in Prepaid Expenses	—	(128)	(4,657)

Total Changes in the Year	(1,047,413)	(700,317)	(202,193)

Net Direct Debt, End of Year	(13,365,652)	(13,018,556)	(12,318,239)

*	Except for the Provincial Surplus figure, the estimates for items shown as Changes in the Year reflect the activity of the Consolidated Fund only.
The accompanying notes and schedules are an integral part of these Financial Statements

Public Accounts Volume 1 — Financial Statements
Statement 4
Consolidated Statement of Cash Flow
For the fiscal year ended March 31, 2010
($ thousands)

		2009
	2010	(as restated)
Cash Inflow (Outflow) from the following activities:

Operating:
Provincial Surplus (Deficit)	(241,924)	25,973
Sinking Fund and Public Debt Retirement Fund Earnings	(92,188)	(116,384)
Foreign Exchange Amortization	(4,685)	1,295
Amortization of Tangible Capital Assets	312,578	280,864
Net Income from Government Business Enterprises	(358,731)	(359,580)
Profit Distributions from Government Business Enterprises	346,523	345,886
Loss on Disposal of Tangible Capital Assets	(13,137)	2,450
Net Change in Other Items (Note 11)	(220,398)	(201,249)

	(271,962)	(20,745)

Investing:
Repayment of Loans	235,825	211,577
Advances and Investing	(582,681)	(384,142)

	(346,856)	(172,565)

Capital:
Acquisition of Tangible Capital Assets	(774,988)	(503,627)
Proceeds from Disposal of Tangible Capital Assets	23,208	1,277

	(751,780)	(502,350)

Financing:
Debentures Issued	1,881,165	1,541,909
Repayment of Federal Equalization Repayable Loan	(12,032)	(12,033)
Foreign Currency Swaps and Adjustments	(32,855)	(20,556)
Sinking Fund (Installments) Withdrawals	99,681	(63,688)
Repayment of Debentures and Other Long-term Obligations	(752,725)	(391,164)

	1,183,234	1,054,468

Cash (Outflows) Inflows	(187,364)	358,808
Cash Position, Beginning of Year	968,806	609,998

Cash Position, End of Year	781,442	968,806

Cash Position Represented by:
Cash and Short-Term Investments	781,442	968,806

The accompanying notes and schedules are an integral part of these Financial Statements

Schedules to the Consolidated Financial Statements
Schedule 1
Revenue
For the fiscal year ended March 31, 2010
($ thousands)

		2009
	2010	(as restated)
Provincial Sources
Income Taxes	2,210,468	2,170,891
Sales Taxes	1,650,411	1,580,929
Petroleum Royalties	125,634	451,795
Other Provincial Revenue	863,407	747,395

	4,849,920	4,951,010

Federal Sources
Equalization Payments	1,464,935	1,464,935
Canada Health and Social Transfers	1,002,115	965,797
Crown Share	79,386	95,114
Other Federal Payments	637,932	430,605

	3,184,368	2,956,451

Prior Years Adjustments — Federal/Provincial Fiscal
Arrangements
Provincial Sources	54,065	53,904
Federal Sources	(5,831)	7,630

	48,234	61,534

Other Revenue	736,224	750,782

Sinking Fund and Public Debt Retirement Fund Earnings	92,188	116,384

Total Revenue	8,910,934	8,836,161

Public Accounts Volume 1 — Financial Statements
Schedule 2
Expenses
For the fiscal year ended March 31, 2010
($thousands)

		2009
	2010	(as restated)
Agriculture
Department of Agriculture	67,722	63,224
AgraPoint International Inc.	2,910	3,245
AgriTECH Park Incorporated	689	770

	71,321	67,239

Community Services
Department of Community Services	803,747	805,374
Nova Scotia Housing Development Corporation	137,439	100,714

	941,186	906,088

Economic and Rural Development
Department of Economic and Rural Development	62,010	76,644
Bioscience Enterprise Centre Incorporated	483	624
Film Nova Scotia	3,587	4,089
Nova Scotia Business Inc.	29,816	29,293
Nova Scotia Innovation Corporation	7,571	7,331
Nova Scotia Strategic Opportunities Fund Incorporated	1,174	446
Trade Centre Limited	16,905	17,787
Waterfront Development Corporation Limited	7,278	3,178

	128,824	139,392

Education
Department of Education	276,019	286,086
Annapolis Valley Regional School Board	128,751	124,762
Cape Breton Victoria Regional School Board	160,727	151,344
Chignecto-Central Regional School Board	191,918	189,318
Conseil scolaire acadien provincial	52,895	50,198
Halifax Regional School Board	417,788	414,848
Nova Scotia Community College	197,189	182,835
Nova Scotia School Boards Association	1,328	622
Nova Scotia School Insurance Exchange	2,407	2,797
Nova Scotia School Insurance Program Association	796	743
P3 Schools Capital and Technology Refresh Fund	133	95
Scotia Learning Technology Refresh Fund	—	104
South Shore Regional School Board	73,365	73,143
Strait Regional School Board	84,931	87,541
Tri-County Regional School Board	65,936	66,260

	1,654,183	1,630,696

Assistance to Universities	450,359	485,468

Energy
Department of Energy	9,367	15,854
Conserve Nova Scotia	20,084	20,245
Nova Scotia Market Development Initiative Fund	1,721	2,559
Pengrowth Nova Scotia Energy Scholarship Fund	110	131

	31,282	38,789

Schedules to the Consolidated Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2010
($ thousands)

		2009
	2010	(as restated)
Environment
Department of Environment	37,751	27,887
Resource Recovery Fund Board Incorporated	44,837	44,965

	82,588	72,852

Finance
Department of Finance	28,290	26,955
Nova Scotia Pension Agency	26,000	23,341
Nova Scotia Utility and Review Board	8,594	7,824
Sydney Steel Corporation	—	116
3052155 Nova Scotia Limited	59	(323)

	62,943	57,913

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	8,654	7,311
Nova Scotia Sportfish Habitat Fund	276	260

	8,930	7,571

Health
Department of Health	1,604,761	1,575,204
Annapolis Valley District Health Authority	124,158	118,000
Cape Breton District Health Authority	257,804	260,678
Capital District Health Authority	772,770	723,078
Colchester East Hants Health Authority	74,730	67,024
Cumberland Health Authority	62,590	57,242
Guysborough Antigonish Strait Health Authority	80,029	72,056
Izaak Walton Killam Health Centre	237,855	221,455
Nova Scotia Health Research Foundation	5,343	6,443
Pictou County Health Authority	74,497	69,835
Provincial Drug Distribution Program	79,415	78,435
South Shore District Health Authority	83,753	73,338
South West Nova District Health Authority	99,457	95,491

	3,557,162	3,418,279

Health Promotion and Protection
Department of Health Promotion and Protection	43,120	40,969
Nova Scotia Gaming Foundation	575	604

	43,695	41,573

Justice
Department of Justice	254,507	238,337
Law Reform Commission	339	340
Nova Scotia Legal Aid Commission	21,341	23,102

	276,187	261,779

Public Accounts Volume 1 — Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2010
($ thousands)

		2009
	2010	(as restated)

Labour and Workforce Development
Department of Labour and Workforce Development	127,268	57,513

Natural Resources
Department of Natural Resources	90,436	85,529

Acadia Coal Company Limited Fund	—	1
Coal Research Agreement Fund	299	117
Crown Land Mine Remediation Fund	50	—
Crown Land Silviculture Fund	1,723	2,273
Habitat Conservation Fund	91	96
Nova Scotia Primary Forest Products Marketing Board	289	442
Off-Highway Vehicle Infrastructure Fund	988	1,874
Species-at-risk Conservation Fund	73	12
Sustainable Forestry Fund	—	2,315

	93,949	92,659

Public Service
Public Service	153,434	130,032
Democracy 250	—	272
Nova Scotia E911 Cost Recovery Fund	4,671	4,676
Nova Scotia Nominee Program Fund	14,997	22,111
Interest only for the Nova Scotia Nominee Program Fund	—	15

	173,102	157,106

Seniors
Department of Seniors	1,903	1,693

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	278,220	244,266
Nova Scotia Municipal Finance Corporation	279	325

	278,499	244,591

Tourism, Culture and Heritage
Department of Tourism, Culture and Heritage	57,899	56,681
Art Gallery of Nova Scotia	3,576	4,375
Public Archives of Nova Scotia	137	181
Sherbrooke Restoration Commission	2,181	2,167

	63,793	63,404

Transportation and Infrastructure Renewal
Department of Transportation and Infrastructure Renewal	377,825	380,667
Harbourside Commercial Park Inc.	700	154
Nova Scotia Lands Inc.	309	654

	378,834	381,475

Schedules to the Consolidated Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2010
($thousands)

		2009
	2010	(as restated)

Restructuring Costs	133,967	72,208

Pension Valuation Adjustment	86,410	85,066

Gain on Disposal of Crown Assets	(14,943)	(1,076)

Debt Servicing Costs
Consolidated Fund	826,430	843,543
Annapolis Valley District Health Authority	487	405
Annapolis Valley Regional School Board	381	421
Cape Breton District Health Authority	1,513	1,170
Cape Breton Victoria Regional School Board	265	315
Capital District Health Authority	7,058	7,489
Chignecto-Central Regional School Board	647	731
Colchester East Hants Health Authority	276	276
Conseil scolaire acadien provincial	83	93
Conserve Nova Scotia	56	—
Cumberland Health Authority	271	241
Guysborough Antigonish Strait Health Authority	336	316
Halifax Regional School Board	1,529	1,367
Izaak Walton Killam Health Centre	1,311	994
Nova Scotia Community College	1,149	1,175
Nova Scotia Housing Development Corporation	35,682	26,543
Nova Scotia Innovation Corporation	65	63
Nova Scotia Legal Aid Commission	219	193
Nova Scotia Municipal Finance Corporation	471	515
Nova Scotia Utility and Review Board	30	31
Pictou County Health Authority	307	314
Sherbrooke Restoration Commission	—	(3)
South Shore District Health Authority	376	325
South Shore Regional School Board	266	32
South West Nova District Health Authority	536	443
Strait Regional School Board	228	249
Tri-County Regional School Board	172	139
Waterfront Development Corporation Limited	3	107
Waycobah School Assistance Fund	—	3

	880,147	887,490

Total Expenses	9,511,589	9,169,768

Schedule 3
Public Accounts Volume 1 — Financial Statements
Loans and Investments
As at March 31, 2010
($thousands)

				Net
	Loans and		Net	2009
	Investments	Provisions	2010	(as restated)

Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	179,230	27,361	151,869	170,745
Fisheries Development Act	94,752	298	94,454	84,412
Housing Development Act	316,124	22,990	293,134	109,433
Industrial Development Act	224,757	70,442	154,315	47,600
Venture Corporations Act	809	809	—	—
Loans to Municipalities
Municipal Loan and Building Fund Act	150	—	150	225
Educational & Services Products (NS) Ltd	15	—	15	15
Education — Student Loans Direct Lending	161,477	59,238	102,239	97,256
Miscellaneous	709	—	709	709
Nova Scotia Market Development Initiative Fund	5,600	—	5,600	5,600

	983,623	181,138	802,485	515,995

Loans of Governmental Units:
Conserve Nova Scotia	1,046	—	1,046	—
Nova Scotia Business Inc.	123,591	39,622	83,969	86,381
Nova Scotia Innovation Corporation	232	—	232	255
Nova Scotia Municipal Finance Corporation	719,298	—	719,298	700,121
Nova Scotia Strategic Opportunities Fund Incorporated	31,091	—	31,091	—
Resource Recovery Fund Board Inc.	254	—	254	464
Waterfront Development Corporation	874	—	874	1,083

	876,386	39,622	836,764	788,304

Total Loans	1,860,009	220,760	1,639,249	1,304,299

Schedules to the Consolidated Financial Statements
Schedule 3
Loans and Investments (continued)
As at March 31, 2010
($thousands)

				Net
	Loans and		Net	2009
	Investments	Provisions	2010	(as restated)

Investments of the Consolidated Fund:
Housing Development Act	2,246	105	2,141	1,938
Industrial Development Act	8,071	4,271	3,800	3,800

	10,317	4,376	5,941	5,738

Investments of Governmental Units:
AgraPoint International Inc.	810	—	810	660
Art Gallery of Nova Scotia	1,493	—	1,493	1,873
Nova Scotia Business Inc.	44,626	15,556	29,070	19,439
Nova Scotia Gaming Foundation	3,301	—	3,301	—
Nova Scotia Innovation Corporation	13,758	—	13,758	15,244
Nova Scotia School Insurance Exchange	8,049	—	8,049	8,454
Public Archives of Nova Scotia	892	—	892	—

	72,929	15,556	57,373	45,670

Total Investments	83,246	19,932	63,314	51,408

Total Loans and Investments	1,943,255	240,692	1,702,563	1,355,707

The Provisions listed above include amounts for possible guarantee payouts related to the Industrial Development Act $500 (2009 — $4,000), the Housing Development Corporation Act $13,802 (2009 — $14,247), and Nova Scotia Business Incorporated $2,900 (2009 — $2,934). Also included in Provisions for the Housing Development Corporation Act is $3,200 (2009 — $3,200) for interest fluctuations.

Public Accounts Volume 1 — Financial Statements
Schedule 4
Unmatured Debt
As at March 31, 2010
($ thousands)

		Sinking		Net
		Funds and	Net	Debt
	Gross	Defeasance	Debt	2009
	Debt	Assets	2010	(as restated)

Governmental Units
Consolidated Fund	13,331,989	2,204,219	11,127,770	9,967,833
Nova Scotia Housing Development Corporation	240,288	—	240,288	252,156
Nova Scotia Municipal Finance Corporation	2,416	—	2,416	2,573
Nova Scotia Power Finance Corporation	1,004,680	1,004,680	—	—
Waterfront Development Corporation Limited	625	—	625	125
Other	927	—	927	1,559

Unmatured Debt of Governmental Units	14,580,925	3,208,899	11,372,026	10,224,246

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	54,000	—	54,000	57,000
Highway 104 Western Alignment Corporation	70,659	—	70,659	72,348
Nova Scotia Gaming Corporation	20,786	—	20,786	24,354
Nova Scotia Liquor Corporation	2,373	—	2,373	3,491

Unmatured Debt of Government Business Enterprises	147,818	—	147,818	157,193

Total Unmatured Debt	14,728,743	3,208,899	11,519,844	10,381,439

All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.
The current and long-term portions of unmatured debt of Governmental Units are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Investment in Government Business Enterprises and in further detail in Schedule 6.
As of March 31, 2010, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $2,204.2 million. These funds were comprised of $2,058.3 million in Sinking Funds and $145.9 million in Public Debt Management Funds. The total market value of both funds is $2,287.5 million at year-end. During the year, contributions were $95.3 million, total earnings were $92.2 million and total redemptions were $195.0 million.

Schedules to the Consolidated Financial Statements
Schedule 4
Unmatured Debt (continued)
As at March 31, 2010
($ thousands)
Sinking fund assets are recorded at cost, which includes premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds. As at March 31, 2010, the unamortized net premium was $66.5 million.
Assets consist primarily of debentures of the provinces and Government of Canada with fixed interest rates ranging from 4.05 per cent to 10.00 per cent. Sinking fund payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over a 20-year period unless the term of the issue is longer. At year-end, the province held $1,037.7 million carrying value worth of its own debentures in Sinking Funds and Public Debt Retirement Funds as active investments.
As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.
Projected Payments
($ thousands)

	Governmental Units
	Net			Government
	Principal	Sinking Fund	Total	Business
	Repayments	Requirements	Payments	Enterprises	Total

2011	684,726	88,128	772,854	15,835	788,689
2012	1,617,851	88,128	1,705,979	17,260	1,723,239
2013	970,159	88,128	1,058,287	5,287	1,063,574
2014	1,014,068	71,017	1,085,085	5,529	1,090,614
2015	591,758	71,017	662,775	5,797	668,572
2016 & thereafter	5,734,748	352,298	6,087,046	98,110	6,185,156

	10,613,310	758,716	11,372,026	147,818	11,519,844

Net principal repayments are comprised of the principal amount due less available designated sinking funds to retire the debenture.
In addition, the province has approximately $765.4 million in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Public Accounts Volume 1 — Financial Statements
Schedule 5
Gross Long-Term Debt
As at March 31, 2010
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates

Governmental Units:
		Debentures
Consolidated Fund
Consolidated Fund (CDN$)		13,009,608	2010 to 2041	2.50% to 15.998%
Consolidated Fund (US$)	1.0156	—	2012 to 2022	5.125% to 9.50%
Consolidated Fund (UK£)	1.5422	—	2011 to 2019	11.75% to 16.75%
Nova Scotia Municipal Finance Corporation		2,416	2010 to 2018	1.00% to 2.62%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.25%
Nova Scotia Power Finance Corporation (US$)	1.0156	304,680	2021	9.40%

Total — Debentures		14,016,704

		Loans
Consolidated Fund — Other Debt		150	2011 to 2014	1.20% to 8.375%
Nova Scotia Housing Development Corporation		240,288	2010 to 2034	4.00% to 21.50%
Waterfront Development Corporation		625	Demand Loan	Bank prime less 1.125%

Total — Loans		241,063

		Capital Leases
Consolidated Fund		322,231	2010 to 2027	6.04% to 11.00%
Other		927	2010 to 2016	5.00% to 6.19%

Total — Capital Leases		323,158

Total — Long-term Debt of Governmental Units		14,580,925

Schedules to the Consolidated Financial Statements
Schedule 5
Gross Long-Term Debt (continued)
As at March 31, 2010
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates

Government Business Enterprises:
	Debentures
Highway 104 Western Alignment Corporation	70,659	2026	10.13%

	Loans
Halifax-Dartmouth Bridge Commission	54,000	2019	5.13%
Nova Scotia Gaming Corporation	20,786	2010 to 2011	variable

	Capital Leases
Nova Scotia Liquor Corporation	2,373	2012	13.80%

Total Long-term Debt of Government Business Enterprises	147,818

Total Gross Long-term Debt	14,728,743

Call, Redemption and Other Features:
Consolidated Fund
Canadian debentures include $1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada.
The interest rates shown for the Canadian and US debentures reflect the fixed interest rates only. There are debentures that have floating interest rates. Floating interest rates are adjusted on a quarterly basis.
Housing Development Corporation
Mortgages and notes payable are secured by investments in social housing.
Highway 104 Western Alignment Corporation
The Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

Public Accounts Volume 1 — Financial Statements
Schedule 6
Government Business Enterprises
As at March 31, 2010
($ thousands)

	2010					2009
	Halifax —	Highway 104
	Dartmouth	Western	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total

Cash	7,092	488	13,389	10,683	31,652	27,676
Accounts Receivable	570	970	—	1,736	3,276	3,410
Inventory	—	9	1,497	36,465	37,971	37,366
Tangible Capital Assets	77,790	94,471	90,901	46,901	310,063	313,179
Other Assets	4,119	41,883	3,324	762	50,088	43,828

Total Assets	89,571	137,821	109,111	96,547	433,050	425,459

Accounts Payable	3,873	1,717	2,639	75,072	83,301	75,571
Long-term Debt	54,000	70,659	20,786	2,373	147,818	157,193
Other Liabilities	3,423	40,992	85,686	19,102	149,203	152,175

Total Liabilities	61,296	113,368	109,111	96,547	380,322	384,939

Equity	28,275	24,453	—	—	52,728	40,520

Total Liabilities and Equity	89,571	137,821	109,111	96,547	433,050	425,459

Revenue	25,216	21,149	431,626	583,713	1,061,704	1,059,758

Expenses	15,925	8,046	303,782	362,916	690,669	686,562
Debt Servicing	2,865	7,321	684	1,434	12,304	13,616

Total Expenses	18,790	15,367	304,466	364,350	702,973	700,178

Net Income	6,426	5,782	127,160	219,363	358,731	359,580

Schedules to the Consolidated Financial Statements
Schedule 6
Government Business Enterprises (continued)
As at March 31, 2010
Halifax-Dartmouth Bridge Commission
The Halifax-Dartmouth Bridge Commission (the Commission) was created in 1950 by a special statute of the Province of Nova Scotia (now the Halifax-Dartmouth Bridge Commission Act). The purpose of the Commission is to construct, maintain, and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. The Commission currently operates and maintains two toll bridges across the Halifax Harbour, the Angus L. Macdonald Bridge and the A. Murray MacKay Bridge. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity.
Effective January 1, 2008, the Commission moved to a full straight line method for calculating depreciation on all assets. The estimated remaining useful life of the bridges is periodically updated based on consultation with the Commission’s external engineers.
On July 25, 2007 the Commission entered into a long-term loan agreement with the Province for $60.0 million with a final maturity date of December 4, 2019. This agreement requires eleven consecutive annual installments of $3.0 million commencing with an installment payment on December 4, 2008 and for each year thereafter with the final principal repayment amount of $27.0 million along with all accrued and unpaid interest thereon due on the final maturity date of December 4, 2019. Interest is payable semi-annually on June 4 and December 4 of each year. The average interest rate over the 12-year period was set at 5.13%. The Commission accrued interest on the long term debt for the period ending March 31, 2010 in the amount of $885.0 thousand. In addition, the agreement requires that two reserve funds, the OM Fund and Debt Service Fund, be maintained. Effective June 4, 2008, a Capital Fund was also established.
On June 30, 2008, the Commission entered into a Line of Credit agreement for $60.0 million with the Province. There have been no borrowings against this line of credit as of March 31, 2010.
Highway 104 Western Alignment Corporation
The Corporation has been established for the purpose of financing, designing, constructing, operating, and maintaining a 45 km stretch of highway between Masstown and Thomson Station in the counties of Colchester and Cumberland, Nova Scotia. The Corporation’s fiscal year end is March 31. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30-year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert to the Province.
The Province contributed $55.0 million toward the construction of the highway, one-half of which was recovered from the Federal Government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current or previous year.
On May 22, 1996, the Corporation entered into an operating agreement with Atlantic Highways Management Corporation whereby compensation is based on the annual operating budget plus a variable fee.
A thirty year agreement between the Corporation and the Department of Transportation and Infrastructure Renewal to provide annual roadway maintenance services is renewable in five year increments and was renewed in the prior year. For the current fiscal year, the annual fee was adjusted for inflation and totaled $1.1 million. During the year, the Corporation incurred management fees of $76,605 (2009 — $56,718) from the Province of Nova Scotia.

Public Accounts Volume 1 — Financial Statements
Schedule 6
Government Business Enterprises (continued)
As at March 31, 2010
At March 31, 2010, the Corporation has a receivable recorded from the Province in the amount of $0.4 million (2009 — $0.6 million).
Restricted assets, consisting primarily of investments in the amount of $41.5 million (2009 — $38.3 million), are included in other assets and cash. These reserve accounts were established in accordance with trust indenture agreements between the Corporation, bondholders, and an Omnibus Agreement between the Corporation and the Province.
Nova Scotia Gaming Corporation
The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, organize, conduct and manage casinos and other lottery business on behalf of the Province of Nova Scotia. The Corporation’s fiscal year end is March 31. Revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, and ticket and video lottery sales. The net balance owing to the Province at March 31, 2010 is $65.2 million (2009 — $68.4 million).
Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. As at March 31, 2010, this amounted to $4.5 million (2009 — $2.5 million). This $4.5 million of restricted cash is included in cash.
Video Lottery (VL) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute 1% of their VL commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VL retailers.
The Corporation is obligated to make direct payments annually to three provincial government bodies as follows: the Department of Tourism, Culture and Heritage (in support of the Cultural Federation of NS), the Department of Agriculture (in support of the Exhibition Association of Nova Scotia), and the Department of Health Promotion and Protection (in support of Sport Nova Scotia). These payments totaled $0.2 million in 2010 (2009-$0.2 million). Additionally, as part of its Gaming Strategy, the Government of Nova Scotia approved a contribution of $3.0 million to Nova Scotia Health Promotion and Protection in 2010 (2009-$3.0 million) to fund problem gambling treatment. The Corporation annually contributes to the Nova Scotia Harness Racing Fund amounts approved by the Minister of Finance. The Government of Nova Scotia approved a contribution of $1.0 million in 2010 to support the harness racing industry in Nova Scotia.
Nova Scotia Liquor Corporation
The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation was created June 1, 2001, by Chapter 4 of the Government Restructuring (2001) Act, via continuance of the Nova Scotia Liquor Commission as a body corporate.
The Corporation operates retail sales locations across the province and has a fiscal year end of March 31. The net balance owing to the Province at March 31, 2010 is $43.1 million (2009 — $39.0 million).

Schedules to the Consolidated Financial Statements
Schedule 7
Tangible Capital Assets
As at March 31, 2010
($ thousands)

	2010						2009
		Buildings	Machinery		Roads,
		and Land	Computers	Vehicles	Bridges
		Improve-	and	and	and		Total
	Land	ments	Equipment	Ferries	Highways	Total	(as restated)

Costs
Opening Costs	616,025	3,770,521	1,126,120	116,426	1,344,570	6,973,662	6,491,808
Additions	115,281	244,747	106,893	15,629	292,438	774,988	503,627
Disposals	(7,079)	(5,690)	(11,598)	(5,009)	(79)	(29,455)	(21,773)

Closing Costs	724,227	4,009,578	1,221,415	127,046	1,636,929	7,719,195	6,973,662

Accumulated Amortization
Opening Accumulated Amortization	—	(1,474,076)	(803,687)	(77,303)	(548,216)	(2,903,282)	(2,640,464)
Disposals	—	5,123	9,289	4,957	15	19,384	18,046
Amortization Expense	—	(119,350)	(76,120)	(10,991)	(106,117)	(312,578)	(280,864)

Closing Accumulated Amortization	—	(1,588,303)	(870,518)	(83,337)	(654,318)	(3,196,476)	(2,903,282)

Net Book Value	724,227	2,421,275	350,897	43,709	982,611	4,522,719	4,070,380

Opening Balance	616,025	2,296,445	322,433	39,123	796,354	4,070,380	3,851,344
Closing Balance	724,227	2,421,275	350,897	43,709	982,611	4,522,719	4,070,380

Increase in Net Book Value	108,202	124,830	28,464	4,586	186,257	452,339	219,036

Public Accounts Volume 1 — Financial Statements
Schedule 7
Tangible Capital Assets (continued)
As at March 31, 2010
Amortization is calculated on a declining balance basis for most assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings and land improvements (5-30 per cent); machinery, computers and equipment (15-50 per cent); vehicles and ferries (15-35 per cent); and roads, bridges and highways (5-15 per cent). Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).
Amortization is generally calculated on a straight-line basis for assets of other governmental units. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) and land improvements (2-50 years); machinery, computers and equipment (3-50 years); and vehicles and ferries (3-7 years). Capital leases are amortized on a straight-line basis (generally 3-45 years).
Social Housing assets are included in Buildings and Land Improvements and relate to the Housing Development Corporation. These assets are amortized using the straight-line method. The net book value of these assets is $328,618 (2009 - $320,905).
Included in the closing costs totals of the various classes as of March 31, 2010, are costs for assets under construction, which have not yet begun to amortize. These costs are buildings and land improvements — $175,697; machinery, computers and equipment — $48,413; vehicles and ferries — $3,763; and roads, bridges and highways — $100,821.
Capital leases are included in the various categories as follows: buildings and land improvements — cost $472,226, accumulated amortization ($236,958); machinery, computers and equipment — cost $39,198, accumulated amortization ($36,608); and vehicles and ferries — cost $16,830, accumulated amortization ($7,439).

Schedules to the Consolidated Financial Statements
Schedule 8
Direct Guarantees
As at March 31, 2010
($ thousands)

	Authorized	Utilized	Utilized
	2010	2010	2009

Bank Loans:
Nova Scotia Business Inc.	8,900	2,900	3,534
Industrial Development Act	54,712	37,379	22,833
Nova Scotia Fisheries and Aquaculture Loan Board	—	—	100
Department of Education — Student Loan Program	30,940	30,940	42,995

Total — Bank Loan Guarantees	94,552	71,219	69,462

Promissory Notes:
3052155 NS Limited to Canada-Nova Scotia Offshore Petroleum Board	—	—	2,500

Total — Promissory Note Guarantees	—	—	2,500

Mortgages:
Housing Development Corporation Act	11,045	11,045	11,275
Housing Development Corporation Act — CMHC Indemnities	108,524	108,524	117,487
Provincial Finance Act	90	90	101

Total — Mortgage Guarantees	119,659	119,659	128,863

Other Guarantees:
Aliant Telecom MASH Sector	—	—	3
Equity Tax Credit Act — Community Economic Development Investment Funds	251	251	713

Total — Other Guarantees	251	251	716

Total — Direct Guarantees	214,462	191,129	201,541

Less Provision for Guarantee Payout:
Industrial Development Act		(500)	(4,000)
Nova Scotia Business Inc.		(2,900)	(2,934)
Department of Education — Student Loan Program		(6,801)	(8,982)
Housing Development Corporation Act		(13,802)	(14,247)
3052155 Nova Scotia Limited		—	(100)

		(24,003)	(30,263)
Less Provision for Student Debt Reduction Program:
Department of Education — Student Loan Program		(4,845)	(3,599)

Net Direct Guarantees not provided for in these statements		162,281	167,679

Public Accounts Volume 1 — Financial Statements
Schedule 9
Segment Reporting
As at March 31, 2010
Segment reporting is designed to assist users to identify the resources allocated to support the major activities of government and to better understand the performance of segments.
The following schedules provide segment information for the 2010 and 2009 fiscal years. The province has determined that the following segments represent the major activities for the government.
Health — The provision of such services and institutions to the public that will lead to a higher state of personal health.
Education — The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives.
Infrastructure & Public Works — The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.
Social Services — The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.
Natural Resources & Economic Development — The provision for the maintenance and upkeep, efficient extraction and processing of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.
Other — The provision of all other essential services which are necessary for the efficient and effective operation of government. This also includes items which assure a benefit to the whole of government and cannot be identified with any other function.
Unallocated — Revenues and expenses that cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities or relate to general administration activities that are not identified as a separate segment. This includes items like tax revenues, sinking fund earnings, debt servicing costs, and the pension valuation adjustment.

Schedules to the Consolidated Financial Statements
Schedule 9
Segment Reporting
For the fiscal year ended March 31, 2010
($ thousands)

					Natural
					Resources
			Infrastructure	Social	& Economic
	Health	Education	& Public Works	Services	Development	Other	Unallocated	Eliminations	Total

Revenue
Provincial Sources	179,313	68,670	120,547	43,369	73,926	745,730	4,147,768	(116,607)	5,262,716
Federal Sources	42,422	32,876	3,468	72,502	118,491	89,532	2,819,246	—	3,178,537
Other Revenue	128,714	344,006	—	57,148	112,943	71,025	46,810	(24,422)	736,224
Sinking Fund Earnings	—	—	—	—	—	—	92,188	—	92,188

Total Revenues	350,449	445,552	124,015	173,019	305,360	906,287	7,106,012	(141,029)	9,269,665

Expenses
Grants and Subsidies	1,362,850	596,671	604	714,939	248,742	281,097	—	(55,477)	3,149,426
Salaries and Employee Benefits	1,553,605	1,101,804	122,804	126,802	166,800	308,970	86,410	(48,787)	3,418,408
Operating Goods and Services	649,290	297,874	101,612	111,635	127,121	123,004	—	(3,720)	1,406,816
Professional Services	93,734	14,533	23,915	3,142	21,144	140,394	—	(735)	296,127
Amortization	88,617	64,368	129,009	15,923	5,442	9,219	—	—	312,578
Debt Servicing Costs	—	—	—	—	—	—	909,764	(29,617)	880,147
Other	—	43,534	—	—	20,818	1,371	(14,943)	(2,693)	48,087

Total Expenses	3,748,096	2,118,784	377,944	972,441	590,067	864,055	981,231	(141,029)	9,511,589

Segment Result	(3,397,647)	(1,673,232)	(253,929)	(799,422)	(284,707)	42,232	6,124,781	—	(241,924)

Public Accounts Volume 1 — Financial Statements
Schedule 9
Segment Reporting
For the fiscal year ended March 31, 2009 (as restated)
($ thousands)

					Natural
					Resources
			Infrastructure	Social	& Economic
	Health	Education	& Public Works	Services	Development	Other	Unallocated	Eliminations	Total

Revenue
Provincial Sources	177,354	44,802	56,568	44,524	67,203	734,634	4,348,940	(109,531)	5,364,494
Federal Sources	35,415	43,392	4,050	70,997	33,593	50,959	2,725,675	—	2,964,081
Other Revenue	152,656	336,668	—	52,184	111,173	66,306	49,885	(18,090)	750,782
Sinking Fund Earnings	—	—	—	—	—	—	116,384	—	116,384

Total Revenues	365,425	424,862	60,618	167,705	211,969	851,899	7,240,884	(127,621)	9,195,741

Expenses
Grants and Subsidies	1,271,584	633,147	1,591	705,982	177,456	250,483	—	19,205	3,059,448
Salaries and Employee Benefits	1,472,305	1,052,629	124,388	121,607	153,714	301,016	85,066	(107,239)	3,203,486
Operating Goods and Services	626,746	316,357	125,656	90,803	127,829	114,479	—	(6,509)	1,395,361
Professional Services	76,452	13,349	19,691	5,244	19,585	136,174	—	(688)	269,807
Amortization	78,106	62,381	109,657	15,162	5,279	10,280	—	—	280,865
Debt Servicing Costs	—	—	—	—	—	—	917,839	(30,349)	887,490
Other	—	42,239	—	—	33,792	397	(1,076)	(2,041)	73,311

Total Expenses	3,525,193	2,120,102	380,983	938,798	517,655	812,829	1,001,829	(127,621)	9,169,768

Segment Result	(3,159,768)	(1,695,240)	(320,365)	(771,093)	(305,686)	39,070	6,239,055	—	25,973

Schedules to the Consolidated Financial Statements
Schedule 10
Government Reporting Entity
As at March 31, 2010
The government reporting entity is comprised of the province’s departments and public service units (Consolidated Fund) as well as the following governmental units, government business enterprises and a proportionate share of government partnership arrangements:
Governmental Units
(Consolidation Method)
Acadia Coal Company Limited Fund
AgraPoint International Inc.
AgriTECH Park Incorporated
Annapolis Valley District Health Authority
Annapolis Valley Regional School Board
Art Gallery of Nova Scotia
Bioscience Enterprise Centre Incorporated
Cape Breton District Health Authority
Cape Breton Victoria Regional School Board
Capital District Health Authority
Check Inns Limited (inactive)
Chignecto-Central Regional School Board
Coal Research Agreement Fund
Colchester East Hants Health Authority
Conseil scolaire acadien provincial
Conserve Nova Scotia
CorFor Capital Repairs and Replacements Fund
Crown Land Mine Remediation Fund
Crown Land Silviculture Fund
Cumberland Health Authority
Democracy 250 (inactive)
Film Nova Scotia
Gaming Addiction Treatment Trust Fund
Guysborough Antigonish Strait Health Authority
Habitat Conservation Fund
Halifax Regional School Board
Harbourside Commercial Park Inc.
Sydney Utilities Limited
Industrial Expansion Fund
Izaak Walton Killam Health Centre
Law Reform Commission
Mainstream 1992 Fund
Muggah Creek Remediation Fund
Nova Scotia Arts Council (inactive)
Nova Scotia Blueberry Institute Fund
Nova Scotia Business Inc.
Nova Scotia Community College
     Nova Scotia Community College Foundation
Nova Scotia Coordinate Referencing System Trust Fund
Nova Scotia Crop and Livestock Insurance Commission
Nova Scotia E911 Cost Recovery Fund
Nova Scotia Environmental Trust
Nova Scotia Farm Loan Board
Nova Scotia Fisheries and Aquaculture Loan Board
Nova Scotia Gaming Foundation
Nova Scotia Government Acadian Bursary Program Fund
Nova Scotia Harness Racing Incorporated (inactive)
Nova Scotia Health Research Foundation
Nova Scotia Housing Development Corporation
Annapolis Valley Housing Authority
Cape Breton Island Housing Authority
Cobequid Housing Authority
Eastern Mainland Housing Authority
Metropolitan Regional Housing Authority
South Shore Housing Authority
Tri-County Housing Authority
Nova Scotia Hurricane Juan Recovery Fund (inactive)
Nova Scotia Innovation Corporation
1402998 Nova Scotia Limited
3087532 Nova Scotia Limited
Nova Scotia Lands Inc.
Nova Scotia Legal Aid Commission
Nova Scotia Market Development Initiative Fund
Nova Scotia Municipal Finance Corporation
Nova Scotia Nominee Program Fund
Nova Scotia Pension Agency
Nova Scotia Power Finance Corporation
Nova Scotia Primary Forest Products Marketing Board
Nova Scotia School Boards Association (1)
Nova Scotia School Insurance Exchange (2)
Nova Scotia School Insurance Program Association (2)
Nova Scotia Sportfish Habitat Fund
Nova Scotia Strategic Opportunities Fund Incorporated
Nova Scotia Utility and Review Board
Off-Highway Vehicle Infrastructure Fund
P3 Schools Capital and Technology Refresh Fund (3)
Partnership Trust Fund (inactive)
Pengrowth Nova Scotia Energy Scholarship Fund
Pictou County Health Authority
Provincial Drug Distribution Program
Public Archives of Nova Scotia
Public Debt Management Fund
Resource Recovery Fund Board Inc.
Rockingham Terminal Incorporated (inactive)
Scotia Benefit Fund (inactive)
Scotia Learning Technology Refresh Fund
Sherbrooke Restoration Commission
South Shore District Health Authority
South Shore Regional School Board
South West Nova District Health Authority

Public Accounts Volume 1 — Financial Statements
Schedule 10
Government Reporting Entity (continued)
As at March 31, 2010
Governmental Units (continued)
(Consolidation Method)
Species-at-risk Conservation Fund
Strait Regional School Board
Sustainable Forestry Fund
Sydney Environmental Resources Limited (inactive)
Sydney Steel Corporation
Sydney Tar Ponds Agency
Sysco Decommissioning Fund
Trade Centre Limited
Tri-County Regional School Board
Upper Clements Family Theme Park Limited (inactive)
Waterfront Development Corporation Limited
3104102 Nova Scotia Limited
Waycobah School Assistance Fund
3052155 Nova Scotia Limited
Government Business Enterprises
(Modified Equity Method)
Halifax-Dartmouth Bridge Commission
Highway 104 Western Alignment Corporation
Nova Scotia Gaming Corporation
Atlantic Lottery Corporation (25% ownership)
Interprovincial Lottery Corporation (10% ownership)
Nova Scotia Gaming Equipment Limited
Nova Scotia Liquor Corporation
Government Partnership Arrangements
(Proportionate Consolidation Method)
Atlantic Provinces Special Education Authority
(approximately 55% share)
Canada-Nova Scotia Offshore Petroleum Board
(50% share)
Canadian Sports Centre Atlantic
(approximately 8% share)
Council of Atlantic Premiers
(approximately 45% share)

(1)	— Entity is a partnership controlled by the eight school boards.

(2)	— Entity is a partnership controlled by the eight school boards and the Community College

(3)	— This includes all refresh funds related to P3 schools.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
1.	Financial Reporting and Accounting Policies
These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, that for purposes of the province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
These consolidated financial statements have been prepared using the following significant accounting policies:
a)	The Government Reporting Entity

The government reporting entity (GRE) is comprised of the Consolidated Fund, other governmental units (GUs), government business enterprises (GBEs) and a proportionate share of government partnership arrangements (GPAs). GUs and GBEs represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. GPAs represent entities for which decision making and significant risks and benefits are shared with other parties outside of the GRE.

Trusts administered by the province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.

b)	Principles of Consolidation

A GU is a government organization that is not a GBE. GUs include government departments, public service units, funds, agencies, service organizations, boards and government not-for-profit organizations. The accounts of GUs are consolidated on a line- by-line basis after adjusting the accounting policies to be consistent with those described in Note 1 (c), with the exception of tangible capital assets. Significant inter-organization accounts and transactions are eliminated.

A GBE is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. GBEs have been accounted for on the modified equity basis which does not require any accounting policy adjustments. The total net equity of all GBEs is included in the Statement of Financial Position. The total net income is shown as a separate item in the Statement of Operations and Accumulated Deficits.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
A GPA is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for on the proportionate consolidation method.

A complete listing of the organizations within the GRE is provided in Schedule 10.

c)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are various taxes, legislated levies, and interest. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Taxes are accrued in the year earned based upon estimates using statistical models. Tax revenues are recorded at the net amount estimated, after considering adjustments for tax credits and other adjustments from the federal government.

Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met. Transfers are recorded as deferred revenue if they are restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 9 — Expenses by Object. Grants are recognized in the period during which the grant is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-term Investments are recorded at cost, which approximates market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate was 0.24 per cent at year-end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the loan. Any loan write offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the investment. Any write- down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-term Borrowings have initial maturities of one year or less and are recorded at cost that approximates market value. Short-term Borrowings had a weighted average interest rate of 0.23 per cent at year-end on Canadian dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective and it is considered to be consistent with the province’s financial risk management goals.

Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary item.

Premiums and discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
Net Direct Debt

Net Direct Debt represents the direct liabilities of the province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates selected by entities other than the Consolidated Fund are not adjusted to the methods and rates used by the Consolidated Fund.

Inventories of Supplies are held for consumption or use by the province in the course of its operations. All entities record inventory at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than Tangible Capital Assets and Inventories of Supplies, of which some or all will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the direct liabilities of the province less financial assets, non- financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. This represents the accumulated balance of net surpluses/deficits arising from the operations of the province.

d)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, federal, and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, petroleum royalties, CHT and CST arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
2.	Accounting Changes
Accounting changes were made during the year that have increased or decreased the Provincial Surplus (Deficit), Net Direct Debt, and Accumulated Deficits as follows:

	2010			2009
		Net Direct	Accumulated		Net Direct	Accumulated
		Debt	Deficits		Debt	Deficits
	Provincial	April 1,	April 1,	Provincial	April 1,	April 1,
($ millions)	Deficit	2009	2009	Surplus	2008	2008

Pensions	(3.6)	(6.3)	(6.3)	6.3	—	—
GUs previously not
consolidated	—	1.0	—	—	1.3	—

	(3.6)	(5.3)	(6.3)	6.3	1.3	—

Nova Scotia School Board Association Pension Plan
A review of the financial statements of the Nova Scotia School Boards Association (NSSBA) indicated the NSSBA has a pension plan which provides pension benefits for the non-teaching employees of participating Nova Scotia School Boards and the Association’s employees.
As these entities are governmental units and are part of the government reporting entity and the impact of this plan was not included in the financial statements of those entities, the impact of the plan has been included in the Province’s financial statements using pension accounting.
Governmental Units Previously Not Consolidated
Due to materiality, certain smaller governmental units (GUs) were previously accounted for on an equity basis. These units are now being fully consolidated on a line-by-line basis. This change was recorded retroactively and the impacts are shown in the table above.
3.	Restricted Cash and Short-Term Investments
As at March 31, 2010 restricted cash and short-term investments of $97.1 million (2009 — $90.2 million) have been designated for restricted purposes by parties external to the province. Restricted cash includes $54.4 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $27.6 million from Capital District Health Authority for the Centre for Clinical Research and other purposes; $7.4 million for gas market development from the Nova Scotia Market Development Initiative; and $7.7 million for various other purposes.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
4.	Deferred Revenue
Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met. The balance includes the following components:

		2009
($ thousands)	2010	(as restated)

Offshore Accord	361,285	541,357
C-52 Federal Trust Agreements	16,764	62,685
Office of Immigration’s — Nova Scotia Nominee Program (funds held in segregated account)	28,143	42,720
C-48 Federal Trust Agreements	538	9,954
Nova Scotia Housing Development Corporation’s Social Housing Agreement	54,385	48,809
Early Learning Child Care Funds	33,534	38,594
Capital District Health Authority’s Capital and Research Funds	30,487	27,229
Nova Scotia Gas Tax Agreement on Municipal Funding	41,643	36,098
Labour Market Agreement	10,488	2,352
C-41 Community Development Trust	16,533	25,874
Nova Scotia Market Development Initiative Fund	9,424	11,719
Resource Recovery Fund Board Inc.’s Unearned Revenue from Container Deposits, Paint Levies and Tire Deposits	14,002	13,320
Other	51,851	61,644

Total Deferred Revenue	669,077	922,355

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
5.	Derivative Financial Instruments
The province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Interest rate contracts include swap agreements and options on swaps. These contracts are used to vary the amounts and periods for which interest rates on borrowing are fixed or floating. Foreign exchange contracts include swap agreements that are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars.
The province’s credit policy is that it only executes derivative transactions with well rated counterparties. All current counterparties are rated equal to or better than the Province.
As at March 31,2010, the province has executed 92 interest rate swap contracts to convert certain interest payments from a fixed to floating, from floating to fixed, floating to floating or fixed to fixed basis. These swaps have terms remaining of 1 day to 21 years, a notional principal value of $1.6 billion and a mark to market1 value of $16.7 million.
The province has executed foreign currency swap contracts to convert its foreign denominated debt into Canadian denominated debt as follows:

Termination	Original	Original	Current	Current	Mark to
Date	Currency	Principal	Currency	Principal	Market 1
		( thousands)		( thousands)	( thousands)
October 28, 2011	UK£	23,250	CDN$	56,283	(25,600)
April 16, 2019	UK£	60,000	CDN$	114,387	(34,500)
Total	UK£	83,250	CDN$	170,670	(60,100)
February 27, 2012	US$	500,000	CDN$	795,000	(246,700)
July 27, 2013	US$	300,000	CDN$	299,850	7,600
March 15, 2016	US$	150,000	CDN$	205,725	(45,800)
January 26, 2017	US$	500,000	CDN$	586,500	(11,700)
February 1, 2019	US$	200,000	CDN$	198,000	7,900
July 1, 2019	US$	200,000	CDN$	199,900	4,700
November 15, 2019	US$	244,000	CDN$	246,318	3,000
March 1, 2020	US$	300,000	CDN$	409,200	(118,800)
May 1, 2021	US$	300,000	CDN$	312,002	(7,000)
April 1, 2022	US$	300,000	CDN$	379,517	(78,500)
July 30, 2022	US$	300,000	CDN$	329,310	(24,100)
Total	US$	3,294,000	CDN$	3,961,322	(509,400)

1	Mark to Market is an indication of the swap’s market value as at March 31, 2010. This represents the estimated realizable gain (loss) and is equivalent to the present value of future interest and/or currency savings (losses) based on market conditions as at March 31, 2010.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
6.	Federal Equalization Repayable Loan
The province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $0.5 million to commence in April 2006. As of March 31, 2010 the balance of the loan is $72.2 million (2009 — $84.2 million).
7.	Pension, Retirement and Other Obligations

a)	Description of Obligations

The province offers a variety of pension, other retirement, post-employment and special termination benefits. The province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs. The significant plans are detailed as follows:

Pension Benefit Plans

The province sponsors two funded pension plans, the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Fund to the Teachers’ Pension Plan Trustee Inc., (TPPTI). The TPPTI is a body corporate comprised of nine board members — four nominated by the Nova Scotia Teachers’ Union, four nominated by the province and one Chair agreed to by both parties. As a result of this transfer, the province and Union agreed to share all surpluses and deficits of the plan equally. The province accounts for one-half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the province recognizes one-half of components associated with the net benefit expense (recovery) associated with this plan. As of March 31, 2010, the total accrued benefit liability associated with the plan was $121.7 million.

The province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on July 1, 2008 and extrapolated to December 31, 2008 which indicated a funding deficit of $123.3 million.

Other Retirement Benefit Plans

The province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The province pays 65 per cent and 100 per cent of the cost of retirement health plan benefits for the PSSP and TPP retirees respectively.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
Post-Employment Benefits

The province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Special Termination Benefits

The province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.

b)	Summary of Activity in Defined Benefit Plans
Accrued Benefit Liability
($ thousands)

	2010	2009

Pension Benefit Plans	558,666	423,384
Other Benefit Plans	1,408,810	1,359,343

Total Accrued Benefit Liability	1,967,476	1,782,727

Activity During the Year
($ thousands)

	Pension Benefit Plans		Other Benefit Plans
	2010	2009	2010	2009

Projected benefit obligation, beginning of year	7,623,059	7,315,823	1,390,338	1,394,049
Current benefit cost	211,708	194,797	69,744	64,147
Interest cost	526,055	504,269	67,613	68,861
Actuarial (gains) losses	93,477	14,670	27,144	(69,628)
Benefit payments	(436,467)	(414,329)	(84,358)	(81,287)
Other	7,698	7,829	2,044	(1,520)
Plan amendments	—	—	3,908	15,716

Projected benefit obligation, end of year	8,025,530	7,623,059	1,476,433	1,390,338

Market related value of plan assets, beginning of year	6,096,055	6,151,049	92,993	80,583
Expected return on plan assets	427,416	430,994	5,978	5,362
Actuarial gains (losses)	(193,960)	(321,569)	(2,617)	(3,755)
Benefit payments	(436,467)	(414,329)	(84,358)	(81,287)
Other	7,697	7,829	(364)	(397)
Employer contributions	149,723	135,279	82,153	81,482
Employee contributions	125,194	106,802	9,134	11,005

Market related value of plan assets, end of year	6,175,658	6,096,055	102,919	92,993

Funded status, end of year	(1,849,872)	(1,527,004)	(1,373,514)	(1,297,345)
Unamortized net actuarial (gains) losses	1,291,206	1,103,620	(11,813)	(46,037)
Valuation Allowance	—	—	(23,483)	(15,961)

Accrued benefit liability, end of year	(558,666)	(423,384)	(1,408,810)	(1,359,343)

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2010	2009	2010	2009

Long-term inflation rates	2.5%	2.5%	2.5%	2.5%
Expected real rate of return on plan assets	4.5%	4.5%	—	—
Rate of compensation increase	2.75% to 5.5% + merit	2.75% to 5.5% + merit	2.75% to 4.95% + merit	2.75% to 4.95% + merit
Discount Rate — Main Plans	7.11%	7.11%	4.75%	4.95%
Other	—	—	6.35%	4.95% to 6.7%

Other assumptions used were:

6.5 per cent annual rate increase in the cost per person of covered healthcare benefits for 2009, decreasing at 0.25 per cent per annum to an ultimate rate of 4.5 per cent per annum.

11 per cent annual rate increase in the cost per person of covered prescription drugs for 2009, decreasing at 1 per cent per annum to an ultimate rate of 4.5 per cent per annum.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the province’s best estimate of performance over the long-term.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 4 years to 17 years (weighted-average EARSL is 14 years).

During the year, the weighted average actual rate of return on plan assets was 22.0 per cent (2009 — (17.6) per cent). The total market value of plan assets is $7.6 billion (2009 — $6.5 billion) at March 31, 2010.

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2008 with the exception of certain other retirement benefit plans that were performed on March 31, 2007 and the post-employment benefit plans that are performed annually at March 31.

e)	Net Benefit Plans Expense (Recovery)
The table below shows the components of the net benefit plans expense (recovery).
($ thousands)

	Pension Benefits		Other Benefits
	2010	2009	2010	2009

Current benefit cost	211,708	194,797	69,744	64,147
Employee contributions	(125,703)	(107,323)	(9,151)	(11,025)
Employer contributions*	35,440	31,028	—	—
Plan amendments	—	—	3,908	15,716
Amortization of net actuarial (gains) losses	99,851	72,407	(3,438)	410
Recognition of actuarial losses on plan amendment	—	—	(1,024)	—
Other	(4)	18	2,636	2,152
Increase in valuation allowance	—	(3,032)	7,522	15,523
Interest cost	526,055	504,269	67,613	68,861
Expected return on plan assets	(427,416)	(430,994)	(5,978)	(5,362)
Employer contributions to multi-employer plan	84,027	73,438	—	—

Net benefit plans expense (recovery)	403,958	334,608	131,832	150,422

*	This represents one-half of the employer contributions made by PNS to the TPP. Included in the figures above for 2010 and 2009, are one-half of all transactions associated with TPP to reflect the province’s share of this plan under joint trusteeship.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
8.	Trust Funds Under Administration
Trust fund assets solely administered by the province (before giving consideration to actuarial adjustments) are:
($ thousands)

		2009
	2010	(as restated)

Public Service Superannuation Fund (1)	3,444,323	2,897,604
Sydney Steel Corporation Superannuation Plan (1), (2)	20	50
Nova Scotia Public Service Long Term Disability Plan (1), (4)	92,273	74,910
Nova Scotia Credit Union Deposit Insurance Corporation(4)	17,698	16,438
Public Trustee (1)	49,864	40,416
Miscellaneous Trusts (3)	35,332	32,063

Total Trust Funds Under Administration	3,639,510	3,061,481

(1)	See Public Accounts Volume 2 for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust asset balances at March 31 did not differ significantly.
Other
The Province is no longer the sole trustee administering the Nova Scotia Teachers’ Pension Fund (the Fund). The Nova Scotia Teachers’ Union and the Province of Nova Scotia agreed to a joint trusteeship of the Fund effective April 1, 2006. Under joint trusteeship the Trustee of the Fund is the Teachers’ Pension Plan Trustee Inc., of which the province has 4 of 9 members. The Trustee is responsible for administration of the Plan and investment management of plan assets. Total net assets available for benefits as at December 31, 2009 were $4.0 billion (2010 — $3.7 billion).
9.	Expenses by Object
($ thousands)

		2009
	2010	(as restated)

Grant and Subsidies	3,149,426	3,059,448
Salaries and Employee Benefits	3,418,408	3,203,486
Operating Goods and Services	1,406,816	1,395,361
Professional Services	296,127	269,807
Amortization	312,578	280,864
Debt Servicing Costs	880,147	887,490
Other	48,087	73,312

Total Expenses by Object	9,511,589	9,169,768

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
10.	Debt Servicing Costs
($ thousands)

		2009
	2010	(as restated)

CDN$ Denominated Debt	685,676	701,801
Pension, Retirement and Other Obligations	160,274	136,774
Capital Leases	20,989	22,957
Other Debt	42,610	45,947
Premium / Discount Amortization	(4,685)	1,295
Foreign Exchange	(25,931)	(22,393)
Miscellaneous	1,214	1,109

Total Debt Servicing Costs	880,147	887,490

Debt servicing costs for Government Business Enterprises were $12.3 million for the year ended March 31, 2010 ($13.6 million for the year ended March 31, 2009).
11.	Cash-Flow — Net Change in Other Items
($ thousands)

		2009
	2010	(as restated)

Change in Receivables from Government Business Enterprises	(824)	(9,323)
Change in Receivables and Advances	(70,901)	279,143
Change in Accounts Payable and Other Short-term Borrowings	(66,383)	(509,957)
Change in Inventory for Resale	27	610
Change in Inventory of Supplies	(5,926)	(4,473)
Change in Prepaid Expenses	(128)	(4,657)
Change in Deferred Revenue	(253,278)	(131,927)
Change in Accrued Interest	(7,734)	17,313
Change in Pension, Retirement and Other Obligations	184,749	162,022

Total Net Change in Other Items	(220,398)	(201,249)

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
12.	Contingencies and Contractual Obligations

a)	Contingent Liabilities

Environmental Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (Sysco) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the province recorded liabilities totaling $318.5 million in 2000 for environmental site clean up. At March 31, 2010, $134.3 million (2009 — $179.0 million) remains unspent. The provision will continue to be utilized for future decommissioning, demolition and remediation of Sysco’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $12.8 million (2009 — $12.5 million) have been recognized in these financial statements.

Lawsuits

The province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.

Other Contingent Liabilities

The province also has contingent liabilities in the form of indemnities. The province’s potential liability, if any, cannot be determined at this time.

b)	Contingent Gains

The Province of Nova Scotia may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2010
c)	Contractual Obligations

Contractual Obligations

As at March 31, 2010, the province had contractual obligations as follows:
($ thousands)

		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2011	503,772	2,717	506,489
2012	404,257	2,617	406,874
2013	355,800	2,292	358,092
2014	332,639	2,157	334,796
2015	330,516	2,285	332,801
2016-2020	1,443,855	—	1,443,855
2021-2025	900,775	—	900,775
2026-2030	941,372	—	941,372
2031 & thereafter	1,173,278	—	1,173,278

	6,386,264	12,068	6,398,332

These contractual obligations are comprised of $6,147.9 million for the Consolidated Fund, $238.3 million for other Governmental Units and $12.1 million for Government Business Enterprises. Included are contractual obligations of $113.7 million by Nova Scotia Business Incorporated for projects approved under its various programs, $282.3 million by the Department of Education for P3 school maintenance agreements, $950.6 million by the Department of Health for the management of the ground ambulance fleet, and $4,449.6 million by the Department of Health for service agreements with long-term care facilities.

In addition to the contractual obligations noted above, in 1992 the Department of Justice entered into a 20-year contract with the RCMP for policing services, including services paid by the municipalities under the Service Exchange Agreement. Costs are negotiated each year based on required policing services. The net estimated expense for the province for 2011 is $32.7 million.

Public Accounts Volume 1 — Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statement
As at March 31, 2010
Leases

As at March 31, 2010, the province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:
($ thousands)

		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2011	59,874	9,228	69,102
2012	52,115	8,390	60,505
2013	44,132	7,837	51,969
2014	35,613	7,748	43,361
2015	27,030	7,001	34,031
2016-2020	36,569	—	36,569
2021-2025	9,874	—	9,874
2026-2030	8,194	—	8,194
2031 & thereafter	118	—	118

	273,519	40,204	313,723

13.	Subsequent Events
On May 11, 2010, the Financial Measures (2010) Act received Royal Assent. Contained in this Act were changes to the Public Service Superannuation Act, whereby future indexing of pensions payable will be contingent on the funding level of the Nova Scotia Public Service Superannuation Fund, as well as subject to the approval of the Trustee. Based on an actuarial funding valuation to be calculated as at December 31, 2010, the province has agreed to make a one-time lump-sum payment into the Fund for any deficiency.
On May 11, 2010 the Finance Act received Royal Assent. The Finance Act comes into effect on August 1, 2010 and will replace the Provincial Finance Act. The new Act reflects updated language with respect to current accounting policies, and better describes the present provincial organization and how its business is conducted.
14.	Comparative Figures
Certain of the prior year’s numbers have been restated to conform to the presentation format adopted in the current year.
15.	Related Party Transactions
Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.
The most significant unadjusted related party transactions are described in Schedule 6 — Government Business Enterprises.